Exhibit 99.2

Progenics Pharmaceuticals Presents Data from AZEDRA® Pivotal Phase 2b Study at the 5th International Symposium on Pheochromocytoma and Paraganglioma

-Study results show that treatment with AZEDRA produced clinically meaningful and durable responses across multiple study endpoints, including radiographic tumor response, tumor biomarker response, and overall survival-

NEW YORK, NY, August 31, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX), an oncology company developing innovative medicines and other products for targeting and treating cancer, today announced that additional clinical data from Progenics’ pivotal Phase 2b trial of its novel radiotherapeutic candidate, AZEDRA® (iobenguane I 131), in patients with malignant, recurrent, or unresectable pheochromocytoma and paraganglioma (pheo/para) will be presented at the 5th International Symposium on Pheochromocytoma and Paraganglioma in Sydney, Australia. AZEDRA has not been approved for use in the United States.

“The positive outcomes from this study, which is the largest prospective clinical trial in pheo/para to date, indicate the clinical benefit and anti-tumor effects of AZEDRA,” said Dr. Daniel Pryma, Associate Professor of Radiology & Radiation Oncology and Chief, Division of Nuclear Medicine & Clinical Molecular Imaging at the Perelman School of Medicine at the University of Pennsylvania, the trial’s lead investigator. “A meaningful proportion of patients treated in this study with AZEDRA achieved a sustained reduction of antihypertensive medications which was correlated with favorable tumor responses, including radiographic tumor responses, tumor biomarker response, and overall survival. The clinical response and antitumor effects observed in this heavily pre-treated study population, along with the acceptable adverse event profile from this trial, provide a strong rationale for the potential use of AZEDRA.”

Dr. Pryma will review the data in an oral presentation entitled “AZEDRA® (iobenguane I 131) in Patients with Malignant and/or Recurrent and/or Unresectable Pheochromocytoma or Paraganglioma: Final Results of a Multi-Center, Open-Label, Pivotal Phase 2b Study.”

Trial Design and Patient Baseline Characteristics

The Phase 2b study was conducted under a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The trial was designed to evaluate the efficacy and safety of AZEDRA in patients with malignant, recurrent, and/or unresectable pheochromocytoma or paraganglioma, which are rare neuroendocrine tumors.

A majority of patients enrolled in this study (68.9%) have had two (41.9%) or more (27.0%) prior treatments, these include surgery (89.2%), conventional MIBG I-131 (30%), and chemotherapy (37.8%). The most common locations of metastases were the lymph nodes (54.1%), bone (52.7%), lung and/or liver (50.0%).

Primary Endpoint: Reduction in Antihypertensive Medications

The study met the primary endpoint, with 17 (25%) of the 68 evaluable patients experiencing a 50% or greater reduction of all antihypertensive medication for at least 6 months. The lower limit of the 95% confidence interval was 16.15%, and the upper limit of the 95% confidence interval was 36.52%. The reduction of antihypertensive medication was sustained, with a median duration of clinical benefit of 13.3 months, ranging from 8.0 to 60.2 months. In patients who received two therapeutic doses, clinical benefit was achieved in 32%, compared to 5.6% of patients who received only one therapeutic dose.

31.4% of study patients who were not considered as responders for the primary endpoint also experienced ≥50% reduction of antihypertensive medication(s), albeit for <6 months, suggesting that there was a continuum of this clinical benefit.

Secondary Endpoints: Tumor Response Data

Treatment with AZEDRA produced favorable data for a key secondary endpoint, the proportion of study patients with overall tumor response as measured by Response Evaluation Criteria In Solid Tumors (RECIST) criteria. Of the 64 patients with evaluable scans, confirmed partial response (PR) was achieved in 23.4% of patients (30.0% of patients receiving two doses; 0% of patients receiving one dose). Stable disease (SD) was achieved in 68.8% of all patients (68.0% of patients receiving two doses; 71.4% of patients receiving one dose). Overall, 92.2% of patients achieved tumor response of confirmed PR or SD. Persistence of antitumor effects was also evident. The proportion of study patients who experienced PR increased over time (5.9% at 3 months, to 23.5% at 12 months).

All primary endpoint responders achieved tumor response of PR/SD and 89.3% of primary endpoint non-responders also achieved tumor response of PR/SD, suggesting the potential of AZEDRA to confer multiple clinical benefits to pheo/para patients.

Tumor biomarkers were analyzed in patients that had individual tumor biomarkers above 1.5 x ULN at baseline. At 12 months following the first therapeutic dose of AZEDRA, urine and blood norepinephrine showed best response (CR/PR) rates of 42.1% and 31.0%, respectively, and urine and blood normetanephrine responder rates of 36.0% and 44.0%, respectively. In addition, serum CgA showed best response rate of 67.9%.

Overall Survival

Median survival time as of March 10, 2017 was 36.7 months (95% CI 29.9 – 49.1) from first AZEDRA therapeutic dosing in the overall study population, and 48.73 months among patients who received two therapeutic doses, compared to 17.42 months among patients who received only one therapeutic dose. The Kaplan-Meier estimates of survival were 91.0%, 66.8%, and 51.5% at 1, 2, and 3 years, respectively, following initial therapeutic dosing. Long term follow-up continues.

The study data also suggest the potential for AZEDRA to extend survival in patients with liver or lung metastasis, which is generally considered in the literature to be less than 24 months. In this study, median survival time was similar in patients with lung or liver metastasis compared to those without (42.55 vs. 41.09 months).

Safety and Tolerability Profile

This study showed AZEDRA to be generally well tolerated. The most common treatment emergent adverse events were nausea, thrombocytopenia, anemia, fatigue, leukopenia, and neutropenia. No severe acute hypertension or hypertensive crises were observed in study patients during or immediately following AZEDRA infusion. These events are consistent with those observed in prior AZEDRA studies.

“These results are entirely consistent with the topline data announced earlier this year and further demonstrate the profound significant clinical benefit that study patients with pheo/para achieved with AZEDRA,” said Mark Baker, Chief Executive Officer of Progenics. “We are working to complete our rolling New Drug Application for AZEDRA to the FDA, and if our filing is approved, AZEDRA would be the first therapy for these rare tumors approved in the U.S.”

About AZEDRA®

AZEDRA® (iobenguane I-131), a radiotherapeutic product candidate in development as a treatment for malignant and/or recurrent pheochromocytoma and paraganglioma, rare tumors found in the adrenal glands and outside of the adrenal glands, respectively. AZEDRA has been granted Breakthrough Therapy and Orphan Drug designations, as well as Fast Track status in the U.S. Under a SPA agreement with the U.S. Food and Drug Administration (FDA), a Phase 2 pivotal study has been completed in patients with malignant and/or recurrent pheochromocytoma and paraganglioma. There are currently no FDA-approved therapies for the treatment of these ultra-orphan diseases.

About Pheochromocytoma and Paraganglioma

Pheochromocytoma and paraganglioma are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Pheochromocytoma and paraganglioma tumors frequently secrete high levels of hormones that can lead to life threatening hypertension, heart failure, and stroke in these patients. Malignant and recurrent pheochromocytoma and paraganglioma may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer. Progenics' pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyL™), and 3) imaging analysis tools. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for the treatment of opioid induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

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Investor Relations

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mdowns@progenics.com